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                                                                     EXHIBIT 8.1

                      [PRESTON GATES & ELLIS LETTERHEAD]

                                 June 2, 1997


Microsoft Corporation
One Microsoft Way
Redmond, Washington 98052


Re:  Microsoft Corporation:  Recapitalization of WebTV Networks, Inc.
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Dear Sir or Madam:

     This opinion is being delivered to you pursuant to the Agreement and Plan of Recapitalization dated as of April 5, 1997 (the "Recapitalization Agreement") among WebTV Networks, Inc., a California corporation ("WNI"), Microsoft Corporation, a Washington corporation ("Microsoft"), and certain WNI shareholders, in connection with the Registration Statement on Form S-4 (Commission File No. 333-26411), containing a prospectus and a joint proxy statement of Microsoft and WNI (the "Registration Statement").

     Except as otherwise provided, capitalized items referred to herein have the same meaning as set forth in the Recapitalization Agreement and Registration Statement. All Section references unless otherwise indicated are to the Internal Revenue Code of 1986, as amended (the "Code").

     Pursuant to the Recapitalization Agreement, WNI will undergo a reorganization of its capital (the "Recapitalization") pursuant to which certain WNI shareholders will exchange WNI Common Shares for Exchangeable Shares (the "Exchange"), certain WNI security holders will sell their WNI Common Shares, WNI Preferred Shares or WNI Warrants to Microsoft or WNI for cash, and Microsoft will contribute capital to WNI in exchange for WNI Class B Common Shares constituting, together with the purchased WNI Common Shares, a controlling interest in WNI.

     We have acted as legal counsel to Microsoft in connection with the Recapitalization. As such, and for the purposes of rendering this opinion, we have examined and are relying upon, without independent investigation or review thereof, the truth and accuracy, at all times, of the statements, covenants, representations and warranties contained in the following documents:

     1.   The Recapitalization Agreement.

     2.   The Registration Statement.
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June 2, 1997
Page 2


     3. Certificates of officers of Microsoft and WNI, respectively (the "Officers' Certificates").

     4. Such other instruments and documents related to the formation, organization and operation of Microsoft and WNI, the consummation of the Recapitalization, and the transactions contemplated thereby as we deemed necessary or appropriate.

     We have assumed that original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents and there has been, or will be by the Effective Time, due execution and delivery of all documents where execution and delivery are prerequisites to effectiveness.

     In connection with rendering this opinion, we have assumed that:

     1. Any representation or statement referred to above made "to the knowledge of," "to the best of the knowledge," or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is in fact no such plan, intention, understanding, or agreement;

     2. All statements, descriptions, and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been, or will be, taken which are inconsistent with such representations;

     3. The Recapitalization and Exchange will be reported by Microsoft and WNI on their respective federal income tax returns in a manner consistent with the opinion set forth below;

     4. The Recapitalization and Exchange will be consummated in accordance with the Recapitalization Agreement (and without any waiver, breach, or amendment of any of the provisions thereof) and will be effective under applicable state law.

     5. At the Effective Time of the Recapitalization, the fair market value of the Exchangeable Shares received by a holder of WNI Common Shares will be approximately equal to the fair market value of the WNI Common Shares surrendered in exchange therefor, and the aggregate fair market value of Exchangeable Shares received by holders of WNI Common Shares will be approximately equal to the aggregate fair market value of all of the outstanding WNI Common Shares surrendered in exchange therefor immediately prior to the Recapitalization.
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June 2, 1997
Page 3


     Based upon our examination of the foregoing items and subject to the assumptions and representations which have been made as set forth herein, we are of the opinion that for federal income tax purposes, it is more likely than not that the Exchange will constitute a "reorganization" within the meaning of
Section 368(a)(1)(E) of the Code and that WNI will be a party to the reorganization. The foregoing opinion is not entirely free from doubt, and it is possible that the Exchange could fail to qualify as a reorganization under
Section 368(a)(1)(E) of the Code. The Exchange and the Recapitalization of which it is a part involve a unique transaction structure that has not been the subject of a decision or ruling by the courts or the Internal Revenue Service.

     In addition to the assumptions set forth above, this opinion is subject to the exemptions, limitations and qualifications set forth below:

     1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding on the Internal Revenue Service or the courts and there is no assurance that the Internal Revenue Service could not successfully assert a contrary position. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely effect the accuracy of the conclusion stated herein.

     2. This opinion addresses only the classification of the Exchange as a reorganization under Section 368(a)(1)(E) of the Code and does not address any other federal, state, local or foreign tax consequence that may result from the Exchange, the Recapitalization, or any other related transactions. In particular, this opinion does not address the treatment of WNI shareholders who surrender their WNI Shares or WNI Warrants for cash in connection with the Recapitalization, the treatment of WNI shareholders or Optionees who are granted Microsoft Options in connection with the Recapitalization, or the treatment of holders of Exchangeable Shares upon the disposition thereof (including upon the conversion of Exchangeable Shares to Microsoft Common Shares).

     3. No opinion is expressed if all the transactions described in the Recapitalization Agreement are not consummated in accordance with the terms of such Recapitalization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, and assumptions on which we relied are not true and accurate at all relevant times. In the event any one of the representations, warranties, or assumptions on which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.
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June 2, 1997
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     4.   This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 6.2.12 of the Recapitalization Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity and it may not be made available to any other person or entity without our prior written consent.

                                       Very truly yours,



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